Exhibit 99.1

TARONIS FUELS ANNOUNCES KEVIN FOTI CEO, WILBUR ROSS DIRECTOR, AND RECAPITALIZATION

Industry Veteran Kevin Foti to Lead Taronis Fuels as CEO and Join Board

Company Closes Private Placement of Approximately $16.5 Million to Recapitalize and Position the Company for Growth

Legendary Investor and Former Secretary of Commerce Wilbur Ross Joins Board

Peoria, AZ, June 4, 2021 – Taronis Fuels, Inc. (“Taronis” or the “Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, today announced several important developments, including naming Kevin Foti as CEO, the addition of Wilbur Ross to the Company’s Board of Directors, and the closing of a private placement of approximately $16.5 million of common stock to institutional and accredited investors to permit the Company to reduce debt obligations and pursue several important growth initiatives. The private placement was completed at a fixed price of $3.00 per share of common stock, with no warrants issued to investors.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent for the transaction.

Director Thomas Wetherald commented, “The new Board was put in place almost two months ago and consistent with our pledge to investors, employees, customers, and vendors, we are announcing today accomplishments that will further position Taronis Fuels for profitable growth on its way to becoming a significant player in industrial gases.”

Appointment of Kevin Foti as CEO

Mr. Foti has over 30 years of experience in the industrial gas business with Praxair, Inc. / Linde PLC where he most recently served for four years as President of the multi-billion US industrial gas merchant and on-site business. Prior to that role, Mr. Foti was President of NUCO2 for two years, which Praxair acquired in 2013 for over $1 billion. Mr. Foti has previously served in roles spanning sales engineer, customer service manager, operations manager, and regional manager.

Tobias Welo, Chairman of the Board and Interim CEO said, “Kevin impressed the Board as an executive who possesses every skill we highly value, including leadership, operations expertise, customer focus, and a desire to roll up his sleeves.”

Mr. Foti commented, “I have a great interest in and appreciation for MagneGas, the Company’s proprietary gas, which is consistent with two companies I support as a board member that focus on leading technologies for industrial and energy firms.”

Mr. Foti joined the Company’s Board of Directors on June 4, 2021 and will commence serving as the Company’s CEO on June 14, 2021.

Appointment of Wilbur Ross to Board of Directors; Board Transitions

Taronis Fuels is equally excited to welcome Wilbur Ross to the Company’s Board of Director. Mr. Ross’ career has included most recently serving his country as Secretary of Commerce. Secretary Ross is the former Chairman and Chief Strategy Officer of WL Ross & Co. LLC and has over 55 years of investment banking and private equity experience. He has restructured over $400 billion of assets in the airline, banking, chemical, electric utility, gypsum, home building, marine transport, oil and gas, railcar manufacturing and leasing, real estate, shipyard, steel, and trucking industries.

Secretary Ross has been chairman or lead director of more than 100 companies operating in more than 20 different countries. Named by Bloomberg Markets as one of the 50 most influential people in global finance, Secretary Ross is the only person elected to both the Private Equity Hall of Fame and the Turnaround Management Hall of Fame.

Mr. Welo stated, “Wilbur’s success as an investor in industrial, materials and energy sectors make him a perfect partner to achieve our ambitions to be a billion-dollar firm. He shares our focus on profitable growth and becoming the partner of choice for independent owners in the welding supply industry. As Secretary of Commerce, he was a champion for the US industrial base which welding is at the core of.”

Mr. Ross added, “Taronis Fuels is an ideal investment combining a strong core franchise with an exciting disruptive technology. I am highly confident that the team led by Kevin Foti will be a leader in the industry”.

As part of Kevin Foti and Wilbur Ross joining the Board, Tom Wetherald and Peter Molloy will step down at the end of 2021 enabling a smooth transition.

Mr. Welo and Andrew McCormick, chairman of the Nominating and Governance Committee, stated, “We would like to thank Tom and Peter for their extraordinary support and service to the Board and Company.”

In response to the Board changes, Mr. Wetherald stated, “This Board transition is consistent with the original thesis behind our consent solicitation process, which was to bring in a right-sized Board of Directors to Taronis Fuels with strong and extensive operational experience. As the Company’s largest shareholder, I am happy to step down from the Board of Directors to clear the way for Mr. Foti and Mr. Ross, who I am certain will add tremendous value to shareholders.”

In addition, Peter Molloy commented, “Like Tom, I am very excited about the addition of Kevin and Wilbur to the Taronis Board, as this is a great outcome for Taronis Fuels shareholders and employees. I am proud to have provided a smooth transition between Boards during this transformational period for Taronis Fuels, and very much look forward to remaining on the Board through the end of 2021 to complete this task.”

Corporate Update

At approximately 55 days following the replacement of the prior management team, the Company is providing an update on the new Board’s 100-day plan. The new Board pledged to analyze the needs of the business and to make impactful and deliberate decisions. The Company recently completed that analysis which led to the following actions:

1. As stated above, the Company has hired a leading industry operator in industrial gases as CEO, Kevin Foti. Mr. Foti will start as CEO on June 14, 2021.

2. Management has finished its initial assessment around reducing the high fixed expenses of the Company. This led to ceasing the Company’s international operations, re-focusing R&D around commercial production efforts, and integrating the Company’s accounting teams into corporate. This included some difficult decisions to reduce staff which is now complete. The Board thanks all of those impacted for their contributions to the Company. The next phase of cost actions will focus on operating expense reductions, including sub-leasing certain office space as well justifying all G&A spend.

3. The Company’s accounting team, led by CFO Mary Pat Thompson, has been working diligently to restate the Company’s financial statements. This effort has included working openly with the SEC, engaging external forensic audit and IT consultants, and investing in the Company’s internal accounting team. This process is progressing well and should be completed in Q4 2021. This effort is a critical step in restoring confidence in the Company and completing an uplisting by the end of this year.

4. The Company completed today a private placement of approximately $16.5 million of its shares of common stock at a fixed price of $3.00 per share to institutional and accredited investors led by the Company’s newest board member Wilbur Ross. This is in addition to the $4.25m bridge financing previously announced which was also priced at $3.00 per share. This capital will allow the Company to complete several growth initiatives, retire debt obligations to sellers, invest in high return capital investments and pursue several complementary acquisitions. The Company anticipates this capital will fund the business through the anticipated uplisting in Q4 2021. Notably, this capital raise included significant insider participation, with no less than 10 senior employees and Board members making new investments into this round. Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent for the transaction.

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5. The Company has completed its initial review of MagneGas which has resulted in new and expanded distribution in the US market. The characteristics of this fuel which include that is it renewable or “green”, safer, and more cost effective than Acetylene in many applications remain an enormous market opportunity for the company. We anticipate sharing more news about its go-to-market strategy in Q4 2021.

6. The Company also previously announced it will cease its international operations which were focused on selling MagneGas systems. These efforts would have required large incremental amounts of capital which offered a lower risk adjusted return than US opportunities.

In conclusion, Mr. Welo stated “We would like to thank all of our existing and new shareholders for their patience during this transformational period for Taronis Fuels. While we are unable to communicate as actively to external shareholders as we would like during this period of time, rest assured, everyone at Taronis Fuels is working as hard as possible to position this Company for a sustained and profitable growth trajectory going forward”.

About Taronis Fuels

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Taronis is dedicated to providing safe solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. For more information, please visit our website at www.taronisfuels.com.

Forward-Looking Statements

This press release contains forward-looking information about Taronis Fuels within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the Company’s potential growth, strategy and profitability are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks associated with developing and executing on a new growth strategy; integrating a new chief executive officer and other members of management; and the pending restatement of the Company’s financial results; as well as those risks identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect the Company’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on the Company’s stock price. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Taronis Fuels Contacts:

Investors:

Taronis Fuels

ir@taronisfuels.com

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